Exhibit 10.13

June 3, 2015

Andrew Way

6211 Alameda Point Lane

Houston, Texas 77941

Re:                             Employment Terms

Dear Andrew:

On behalf of Exterran Holdings, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Executive Vice President of the Company, effective as of July 1, 2015 (the “Start Date”), on the terms and conditions set forth below.  As you know, the Company is in the process of spinning off a new publicly-traded company, Exterran Corporation (“SpinCo” and such spin-off, the “Spin-Off”), which will own the assets and liabilities associated with the Company’s international services and global fabrication businesses.  Effective as of the effective time of the Spin-Off (the “Effective Time”), you will serve as President and Chief Executive Officer of SpinCo.

1.                                      POSITIONS, DUTIES AND RESPONSIBILITIES.  As of the Start Date, you will serve as Executive Vice President of the Company, and shall devote your full business time and efforts to the completion of the Spin-Off.  Effective as of the Effective Time, you will cease to serve as Executive Vice President of the Company and commence service as President and Chief Executive Officer of SpinCo, and will have such duties and responsibilities as are usual and customary for your position.  In addition, as of the Effective Time, subject to your appointment or election to the Board of Directors of SpinCo, you will serve on the Board of Directors of Spinco.  Following the Effective Time, you will report directly to the Board of Directors of SpinCo.  You will work at our offices located in Houston, Texas, except for travel to other locations as may be reasonably necessary to fulfill your responsibilities, and you agree to cooperate in obtaining all necessary visas for purposes of fulfilling your work responsibilities, in particular maintaining your office and principal place of work in Houston, Texas, and will abide by the terms and conditions of such visas.  At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices, directorships and capacities in addition to the foregoing.  In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this letter.  You will be expected to devote your full business time and attention to the business and affairs of the Company and the performance of your duties hereunder.  Subject to approval of the Board of Directors of the Company (the “Board”), you will be allowed to participate in one outside directorship of a publicly traded company.

2.                                      AT-WILL EMPLOYMENT.  You acknowledge and agree that your employment with the Company is “at-will” and not for any specified time, and may be terminated, with or without cause and with or without notice, at any time by you or the Company; provided, however, that you will be entitled to certain benefits and payments upon certain terminations of employment, as described in paragraphs 9 and 10 below.  The nature of your at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

3.                                      BASE COMPENSATION.  During your employment with the Company, your base salary will be as set forth on Exhibit A attached hereto (the “Base Salary”), less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices but no less often than bi-weekly.  Starting in calendar year 2017, your Base Salary will be subject to annual review in the discretion of the Board or a designated committee of the Board.

4.                                      SHORT-TERM INCENTIVE.  For each fiscal year of the Company ending during the term of your employment, you will be eligible to receive an annual short-term incentive payment (the “Short-Term Incentive”) upon the achievement of performance objectives to be determined by the Board or a designated committee of the Board in its sole discretion, which will be targeted at a percentage of your Base Salary as set forth on Exhibit A attached hereto (the “Target Short-Term Incentive”), subject to annual review in the discretion of the Board or a designated committee of the Board.  Any such Short-Term Incentive will be paid on the date on which short-term incentives are paid generally to the Company’s executive officers, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year in which the Short-Term Incentive is earned and, unless otherwise agreed to by the Board or a designated committee of the Board, you must be employed by the Company on the payment date in order to earn such bonus.  Notwithstanding anything to the contrary herein, with respect to fiscal year 2015, you will receive a pro-rated Target Short-Term Incentive (as may be adjusted in the discretion of Board or a designated committee of the Board).

5.                                      SIGN-ON BONUS.  On or within fifteen (15) days following the Start Date, the Company will pay you a one-time cash bonus equal to $2,000,000 (the “Sign-On Bonus”).  If either (i) you voluntarily terminate your employment during the period commencing on the Start Date and ending on the first (1st) anniversary thereof (the “First Year”), and, at the time of your termination of employment, the Effective Time has not occurred, or (ii) the Effective Time occurs during the First Year and you voluntarily terminate your employment during the period commencing on the Effective Time and ending on the second (2nd) anniversary of the Start Date, then, in either case, you will be required to repay the full amount of the Sign-On Bonus to the Company upon your termination of employment.

6.                                      INITIAL EQUITY AWARD.  As soon as practicable following the Effective Time, SpinCo will grant you a long-term equity incentive award valued at $4,000,000 (the “Initial Award”).  The Initial Award will be granted under and subject to the terms and conditions of SpinCo’s equity incentive plan and the applicable award notice for that grant. The Initial Award will be comprised of shares of SpinCo’s restricted stock, which will vest ratably over the three (3)-year period following the grant date, subject to your continued employment through each applicable vesting date.

7.                                      ANNUAL EQUITY AWARDS.  For each fiscal year of the Company during the term of your employment, beginning in 2016, the Company anticipates that you will be granted an annual equity award value at the amount set forth on Exhibit A attached hereto (the “Annual Award”).  The amount of your Annual Award will be subject to annual review in the discretion of the Board or a designated committee of the Board.  It is anticipated that your Annual Award will be granted in early March of each year, subject to your continued employment through the applicable grant date, in accordance with the Company’s general plans, policies and practices with respect to grants of annual equity awards to its executive officers generally.  The Company, in its sole discretion, will determine the type or types of equity that comprise each Annual Award (which may include, without limitation, restricted stock, stock options, performance shares and/or restricted stock units of the Company) as well as the grant dates and exercise prices, in each case, in accordance with the terms and conditions of the applicable equity plan(s) and award notice(s).  Notwithstanding anything to the contrary herein, if the Effective Time has not occurred by the time annual equity awards are granted by the Company in 2016 to executive officers generally, then you will be considered for an annual equity award at that time valued at the amount set forth on Exhibit A, subject to the discretion of the Board or a designated committee of the Board.

8.                                      BENEFITS; PAID TIME OFF.  During your employment with the Company, you will be eligible to participate in all savings, retirement, incentive, health, welfare and perquisite plans (including, but not limited to, medical, dental, disability insurance, life insurance, employee stock purchase, 401(k) and deferred compensation plans and programs) maintained or sponsored by the Company for its executive officers, as in effect from time to time and subject to the terms and conditions thereof.  In addition, you will be entitled to paid time off in accordance with the plans, policies, programs and practices of the Company generally applicable to its executive officers, as in effect from time to time.  Notwithstanding the foregoing, nothing contained in this letter will require or obligate the Company to establish, maintain or continue any particular employee benefit plan, program, policy or benefit.

9.                                      NON-CHANGE OF CONTROL SEVERANCE.  On the Start Date, you and the Company will execute a Severance Benefit Agreement in a form prescribed by the Company that is substantially similar to the form of Severance Benefit Agreement previously provided to you by the Company (the “Severance Agreement”).  Subject to and upon the terms and conditions of the Severance Agreement, subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be entitled to receive certain severance benefits and payments upon certain terminations of your employment with the Company and its affiliates, as described on Exhibit A attached hereto.  At the Effective Time, the Severance Agreement will terminate and you will enter into a new Severance Benefit Agreement with SpinCo that is substantially similar to the Severance Agreement.

10.                               CHANGE OF CONTROL SEVERANCE.  In addition, on the Start Date, you and the Company will execute a Change of Control Agreement in a form prescribed by the Company that is substantially similar to the form of Change of Control Agreement previously provided to you by the Company (the “Change of Control Agreement”).  Subject to and upon the terms and conditions of the Change of Control Agreement, subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be entitled to receive certain severance benefits and payments upon certain terminations of your employment with the Company and its affiliates in connection with a Change of Control, as described on Exhibit A attached hereto.  At the Effective Time, the Change of Control Agreement will terminate and you will enter into a new Change of Control Agreement with SpinCo that is substantially similar to the Change of Control Agreement.

11.                               RESTRICTIVE COVENANTS.  You acknowledge and agree that you will continue to be subject to the Company’s standard policies, if any, relating to non-disparagement, non-solicitation, non-competition and confidentiality, as set forth in the Severance Agreement, the Change of Control Agreement and any other Company policies or plans generally applicable to its executive officers.

12.                               STOCK OWNERSHIP REQUIREMENTS.  No later than the fifth (5th) anniversary of the Effective Time, and continuing through the date on which your employment with the Company terminates for any reason, you will be required to hold equity in the Company valued at five (5) times your Base Salary (including unvested equity awards, other than unvested stock options).

13.                               CLAWBACK AND RECOUPMENT.  All compensation and benefits payable to you by the Company and/or its affiliates will be subject to any clawback or recoupment requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any clawback or recoupment policies that the Company and/or its affiliates may adopt from time to time.

14.                               WITHHOLDING.  The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

15.                               GOVERNING LAW.  This letter shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws thereof.

16.                               ENTIRE AGREEMENT.  As of the Start Date, this letter, together with the Severance Agreement, the Change of Control Agreement and any ancillary agreements between you and the Company, constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter of this letter, and supersedes and replaces any and all other agreements, offers or promises, whether oral or written, by the Company, its affiliates or any predecessor employer (or any representative thereof).  You agree that any such prior agreement, offer or promise between you and the Company, its affiliates or any predecessor employer (or any representative thereof), is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

17.                               SUCCESSORS; ASSIGNS.  This letter is personal to you and, without the prior written consent of the Company, shall not be assignable by you otherwise than by will or the laws of descent and distribution.  Effective as of the Effective Time, this letter and the Company’s rights, title, benefits, privileges, interests, liabilities and obligations hereunder shall automatically and without further action be assigned by the Company to SpinCo and SpinCo shall assume this letter and the Company’s rights, title, benefits, privileges, interests, liabilities and obligations hereunder.  From and after the Effective Time, references herein to the “Company” shall be deemed to mean and refer to SpinCo.  This letter shall inure to the benefit of and be binding upon the Company and its successors and assigns (including, without limitation, SpinCo).

18.                               ACKNOWLEDGEMENT.  You hereby represent and warrant to the Company that (a) you are entering into this letter voluntarily and that the performance of your duties and responsibilities with the Company will not (i) violate any agreement between you and any other person, firm, organization or other entity, (ii) create any conflict of interest or (iii) result in any transactions with related persons that would require disclosure under U.S. federal securities laws and (b) you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party, in any case, that would be violated by you entering into this letter and/or providing services to the Company pursuant to the terms of this letter.

Please confirm your acceptance of, and agreement to, the foregoing terms and conditions by signing and dating this letter in the space provided below and returning it to Mark Sotir, Executive Chairman of the Board, no later than noon Central Time on June 5, 2015.  Please retain one fully-executed original for your files.

We look forward to having you begin work with us.

Sincerely,

EXTERRAN HOLDINGS, INC.

By:	/s/ Mark Sotir
Mark Sotir
Executive Chairman of the Board of Directors

Agreed and Accepted,
this 3rd day of June, 2015:

By:	/s/ Andrew Way
Andrew Way

EXHIBIT A

COMPENSATION TERMS

Base Salary	$750,000 per year

Target Short-Term Incentive	100% of Base Salary

Annual Equity Award Value	$3,300,000

Non-Change of Control Severance

Upon a Qualifying Termination of Employment (as defined in the Severance Agreement), subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be eligible to receive:

•                  a lump-sum severance payment equal to (i) one (1) times your Base Salary plus (ii) one (1) times your Target Short-Term Incentive plus (iii) your Target Short-Term Incentive prorated through the date of termination plus (iv) any earned but unpaid Short-Term Incentive for the fiscal year ending prior to the date of termination;

•                  full accelerated vesting of your then-outstanding unvested equity awards that would have otherwise vested during the one (1)-year period following your termination; and

•                  healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for up to one year following your termination, to the extent permitted by applicable law.

Change of Control Severance

Upon a Qualifying Termination of Employment (as defined in the Change of Control Agreement), subject to your timely execution and non-revocation of a release of claims in favor of the Company and its affiliates, you will be eligible to receive:

•                  a lump-sum severance payment equal to (i) your Severance Multiplier times your Base Salary plus (ii) your Severance Multiplier times your Target Short-Term Incentive plus (iii) your Target Short-Term Incentive prorated through the date of termination plus (iv) any earned but unpaid Short-Term Incentive for the fiscal year ending prior to the date of termination;

•                  an amount equal to two (2) times the total employer matching contributions that would have been credited to your account under the Company’s 401(k) plan and any deferred compensation plan had you made elective deferrals or contributions during the twelve (12) months preceding your termination;

•                  any amounts previously deferred by you or earned but not previously paid under the Company’s incentive and nonqualified deferred compensation programs as of your termination date;

•                  full accelerated vesting of your then-outstanding unvested equity awards; and

•                  healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 for up to two (2) years following your termination, to the extent permitted by applicable law.

“Severance Multiplier” shall mean: (A) if such termination occurs prior to the Effective Time, two (2), and (B) if such termination occurs following the Effective Time, three (3).